Exhibit 10.1

Sycamore Networks, Inc. 2009 Stock Incentive Plan
Non-Qualified Stock Options Agreement

«FirstName» «LastName»
«Address1»
«City», «State» «PostalCode»

Dear «FirstName»:

You have been granted a Non-Qualified Stock Option to purchase «NumberShares» shares of Common Stock (an “Option”) under the Sycamore Networks, Inc. 2009 Stock Incentive Plan (the “Plan”), as outlined below.  This Option is governed by and subject to the terms and conditions of the Plan and this Sycamore Networks, Inc. 2009 Stock Incentive Plan Non-Qualified Stock Option Agreement (the “Agreement”).  In the event of a conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall govern.  Any capitalized terms used but not defined herein shall have the meaning ascribed in the Plan.

Optionee:	«FirstName» «LastName»

Grant Date:	«GrantDate»

Options Granted:	«NumberShares»

Exercise Price Per Share:	$«Price»

Expiration Date:	«ExpirationDate», subject to the provisions of the Plan

Initial Vesting Date:	One (1) year from the Grant Date, subject to the provisions of the Plan

Initial Exercise Date:	«InitialVestingDate»

1.	Vesting. If you have continued service with the Company through the dates indicated below, the Option shall vest in the following installments:

Vesting Ratio*

Prior to Initial Vesting Date	0

On Initial Vesting Date, provided your service with the Company is continuous from the Grant Date until the Initial Vesting Date	33.33%

Plus

For each 3 months of your continuous service with the Company from the Initial Vesting Date	8.33%

* Stated Vesting Ratio assumes no change in service as described in Paragraph 16F of the Plan (a “Change in Service”).  The Vesting Ratio will be adjusted in accordance with Paragraph 16F of the Plan if there is a Change in Service.

2.
Exercisability.  Subject to the conditions in this Agreement and the Plan, the Option shall be exercisable to the extent the Option is vested and outstanding on such date.  Upon exercise of all or any part of the Option, the number of shares of Common Stock subject to the Option under this Agreement shall be reduced by the number of shares with respect to which such exercise is made.

3.
Term of Option.  The Option shall terminate on the earliest to occur of (a) the Expiration Date, (b) the expiration of the period described in Section 4 below, or (c) such other date provided in the Plan.

4.
Exercise and Vesting Following Cessation of Service.  If you cease to provide services to the Company, no further installment of this Option shall vest and you will have ninety (90) days following the date of such cessation of service during which to exercise any then outstanding and fully vested Options, after which all Options granted hereunder shall expire, except as otherwise provided for in the Plan or as may be specified in the Company’s Separation Pay Plan or by the Compensation Committee.

5.	Transferability. This Option is non-transferable, except as provided for in the Plan.

6.
Exercise of Option.  You may exercise this Option by giving written or electronic notice of exercise to the Company’s delegate for receipt of such notice, prior to the termination of the Option as set forth in the Plan, accompanied by full payment of the exercise price for the number of shares being purchased.  Unless otherwise provided by the Board of Directors or the Compensation Committee, the purchase price for this Option may be paid for (a) in United States dollars in cash or by check, or (b) pursuant to a Cashless Exercise (i.e., by delivery of a notice in such form as the

Note: If there are any discrepancies in the name shown above, please contact Stock Administration. This Agreement will not be accepted with any modifications to its content or to the terms hereof.

Sycamore Networks, Inc. 2009 Stock Incentive Plan
Non-Qualified Stock Options Agreement

Company may designate together with irrevocable instructions to a broker to promptly deliver to the Company the amount of the sale proceeds to pay the exercise price).

7.
Withholding.  At the time the Option is exercised, or at any time thereafter as requested by the Company, you shall make adequate provision for foreign, Federal and state tax withholding obligations of the Company, if any, at the minimum statutory withholding rate which arises in connection with the Option.  Such withholding obligations shall be satisfied by (a) remitting to the Company in cash or by check the amount necessary to cover the Company’s withholding obligation, or (b) directing a bank or broker, upon exercise or otherwise, to sell a portion of the shares underlying the Option that represent the amount, reasonably determined by the Company in its discretion, necessary to cover the Company’s withholding obligation related to the Option and remitting the appropriate cash amount to the Company.

8.
Execution.  If this Agreement is not executed and returned to Stock Administration within forty-five (45) days of the Grant Date, such Option shall be revoked in its entirety and all rights thereto shall become null and void.

9.
Clawback.   By accepting this Option, you hereby agree that the Option (including any proceeds realized from any exercise and sale of the Option) may be subject to any clawback or recoupment provision that the Company’s Board of Directors and/or the Compensation Committee determines is required to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing rules enacted thereunder.

SYCAMORE NETWORKS, INC.

By:
Title:	CFO, VP Finance & Administration

Agreement and Acknowledgement

By my signature below, I hereby acknowledge receipt of this Option granted on the date shown above, which has been issued to me under the terms and conditions of the Plan and this Agreement.  I further acknowledge receipt of a copy of the Plan and agree to comply with all of the terms and conditions of the Plan and the Agreement.  I also agree to accept as binding, conclusive and final all decisions or interpretations of the Company’s Board of Directors and/or the Compensation Committee of the Board of Directors upon any questions arising under this Option.

Signature:		Date:
«FirstName» «LastName»

Note:  If there are any discrepancies in the name shown above, please contact Stock Administration.  This Agreement will not be accepted with any modifications to its content or to the terms hereof.